UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  October 19, 2016

(Date of earliest event reported)

Timberline Resources Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055

_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 664-4859

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2015, (the “Effective Date”), Timberline Resources Corporation (the “Company”, “Timberline” or the “Registrant”) entered into a property option agreement (the “Option Agreement”) by and among the Company and the Company’s wholly owned subsidiary Talapoosa Development Corp., a Delaware corporation (“Buyer”), and American Gold Capital US Inc., Gunpoint Exploration US Ltd. and Gunpoint Exploration Ltd. (“Gunpoint”), collectively (“Sellers”), pursuant to which the sellers granted the Company an exclusive and irrevocable option (the “Option”) to purchase a 100% interest in and to the sellers’ Talapoosa project (as defined in the Option Agreement).

Pursuant to the Option Agreement, on October 19, 2016, the parties executed an amendment to the Option Agreement (“Amendment Agreement”). The material terms of the Amendment Agreement are as follows:

1.

The Effective Date by which Buyer can exercise the Option was extended from September 12, 2017 to March 31, 2019, unless sooner terminated, or earlier exercised.

2.

If Buyer has not exercised the Option and paid the Option Payment prior to the following dates, then Buyer and Timberline must meet the following additional expenditures and payment requirements (“Additional Payment Requirements”) on or before the relevant date to maintain the Option:

March 31, 2017	Payment of US$1 million in cash and 1 million shares of common stock of Timberline to Gunpoint

March 31, 2018	Payment of US$2 million in cash and 1 million shares of common stock of Timberline to Gunpoint

December 31, 2018	Cumulative expenditures at the Talapoosa Project since the Effective Date totaling US$7.5 million

3.

The Option Payment due at closing was changed from US$10 million in cash to a tiered payment structure of cash and shares as follows:

If the Option Exercise Closing Date is on or before March 31, 2017	Payment of US$11 million and 3.5 million shares of common stock of Timberline.

If the Option Exercise Closing Date is after March 31, 2017 but on or before March 31, 2018	Payment of US$10 million and 2.5 million shares of common stock of Timberline.

If the Option Exercise Closing Date is after March 31, 2018	Payment of US$8 million and 1.5 million shares of common stock of Timberline.

4.

The Buyer agreed to remove the Buyer’s option to repurchase at a purchase price of US$3 million the 1% retained net smelter royalty, which is granted to American Gold upon exercise of the Option.

5.

The parties agreed to amend the terms of the Contingent Consideration to be paid within five years of the Option Exercise Date upon the occurrence of a certain “Triggering Event.”  The defined term “Triggering Event” was amended to mean the daily price of gold (as determined by the London PM Fix) averaging US$1,600 per ounce or greater for a period of 90 consecutive trading days.  Upon occurrence of a Triggering Event, payment of the US$10 million Contingent Consideration was amended from being payable within 90 days of the Triggering Event as US$5 million in cash and US$5 million in either cash or shares of common stock of Timberline at the election of Buyer, to the following: (i) US$5 million payable within 6 months of the Trigger Event, payable in cash or, at the Buyer’s discretion, up to one-half (US$2.5 million) in shares of common stock of Timberline, and (ii) the remaining US$5 million is payable within 12 months following the Trigger Event, payable in cash or, at the Buyer’s discretion, up to one-half (US$2.5 million) in shares of common stock of Timberline.

The above is a description of the material terms of the Amendment Agreement which is qualified in its entirety by the terms and conditions of the Amendment Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01. Exhibits

Exhibit No.

Exhibit Name

10.1

First Amendment to Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: November 17, 2016	By:	/s/ Steven A. Osterberg
Steven A. Osterberg President and Chief Executive Officer